EXHIBIT 99.1

VERITAS DGC INC.

ANNOUNCES PRICING OF SALE OF CONVERTIBLE SENIOR NOTES

     HOUSTON, February 26, 2004 - Veritas DGC Inc. (NYSE & TSE: VTS) announced today that it has priced at par its previously announced private offering of $125 million aggregate principal amount of Floating Rate Convertible Senior Notes Due 2024. The Company also granted to the initial purchaser an option to purchase up to an additional $30 million of convertible notes in connection with the offering.

     The closing of the convertible notes offering is expected to occur on March 3, 2004, and is subject to the satisfaction of customary closing conditions.

     The convertible notes will be senior unsecured obligations of the Company and will be convertible under certain circumstances into a combination of cash and common stock of the Company at a fixed conversion price of $24.03 (subject to adjustment in certain circumstances), which is equivalent to an initial conversion ratio of approximately 41.6146 per $1,000 principal amount of convertible notes. In general, upon conversion of a convertible note, the holder of such note will receive cash equal to the principal amount of the note and common stock of the Company for the note’s conversion value in excess of such principal amount.

     The convertible notes will bear interest at a per annum rate which will equal three month LIBOR, adjusted quarterly, minus a spread of 0.75%. The convertible notes will mature on March 15, 2024 and may not be redeemed by the Company prior to March 20, 2009. Holders of the convertible notes may require the Company to repurchase some or all of the convertible notes on March 15, 2009, 2014 and 2019.

     The Company intends to use approximately $100 million of the net proceeds from the offering to prepay a portion of amounts outstanding under its existing bank credit facility and will use approximately $20 million of the net proceeds to repurchase in negotiated transactions shares of its common stock sold short by certain purchasers of the convertible notes in connection with the offering.

     The convertible notes will be offered and sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. The convertible notes and the underlying common stock issuable upon conversion have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities to be offered.

     For additional information, please contact:

     Mindy Ingle, Investor Relations (832) 351-8821

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